EXHIBIT NO. 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       YEARS ENDED DECEMBER 31,
                                              1998     1997(a)   1996(a)   1995(a)   1994(a)
                                          ----------- --------- --------- --------- --------
                                                         DOLLARS IN MILLIONS
  Earnings before income taxes ..........   $   829     $ 637     $ 651     $ 572    $ 448
  Fixed charges .........................       258       235       254       264      263
                                            -------     -----     -----     -----    -----
  Total .................................   $ 1,087     $ 872     $ 905     $ 836    $ 711
                                            =======     =====     =====     =====    =====
  Fixed charges:
  Interest on debt ......................   $   251     $ 224     $ 238     $ 253    $ 253
  Interest on component rentals .........         7        11        16        11       10
                                            -------     -----     -----     -----    -----
  Fixed charges .........................   $   258     $ 235     $ 254     $ 264    $ 263
                                            =======     =====     =====     =====    =====
  Ratio of earnings to fixed charges            4.2       3.7       3.6       3.2      2.7
                                            =======     =====     =====     =====    =====

---------
(a) Financial information reflects accounting for the 1997 combination of the Company with PanEnergy Corp similar to a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1994.


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